N.C. CARTER, Ph.D., P.Eng.
Consulting Geologist

1410 Wende Road
Victoria, B.C. V8P 3T5
Canada

Phone 250-477-0419
Fax 250-477-0429
Email nccarter@shaw.ca

U.S. Securities and Exchange Commission

I, Nicholas C. Carter, Ph.D., P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in Technical Report "Report on the 2003 Exploration Program Turnagain Nickel Property" dated April 21, 2004.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the Form 20F.

Dated this 21st day of February, 2007.

Nicholas C. Carter, Ph.D., P.Eng.